UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 6, 2008

SEEN ON SCREEN TV INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-21812
(Commission File No.)

4017 Colby Avenue
Everett, Washington 98201
(Address of principal executive offices and Zip Code)

360-668-6814
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On October 6, 2008 we entered into an asset purchase agreement with Antoine Jarjour and Roula Jarjour, husband and wife, wherein we agreed to purchase certain assets from Mr. and Mrs. Jarjour in exchange for 17,000,000 post reverse split shares of common stock.

     On November 19, 2008, we amended the foregoing agreement to revise the list of assets to be acquired by us.

     Closing will occur upon preparation of the financial statements required by Reg. S-X and Item 9.01 of Form 8-K.

ITEM 5.03   AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS

     On November 13, 2008, we amended our articles of incorporation and changed our name from Franklin Lake Resources Inc. to Seen on Screen TV Inc. We also amended our articles of incorporation to increase our authorized capital to 200,000,000 shares comprised of 195,000,000 shares of common and 5,000,000 shares of preferred stock, each with a par value of $0.001 per share.

ITEM 8.01   OTHER EVENTS

     On November 12, 2008, we reverse split our common stock on the basis of 2 shares for each 5 shares of common stock outstanding. Prior to the reverse split, we had 20,960,325 shares of common stock outstanding. After the reverse split we will have 8,384,130 shares of common stock outstanding, each with a par value of $0.001 per share. Outstanding certificates will be exchanged for new certificates reflecting the post reverse split shares of common stock. Preferred shares were not affected. We have no shares of preferred stock outstanding at this time.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: November 19, 2008

SEEN ON SCREEN TV INC.

BY: ANTOINE JARJOUR
Antoine Jarjour , President, Principal Executive
Officer, Treasurer, Principal Financial Officer and
Principal Accounting Officer